Exhibit 99.1
CADENCE PHARMACEUTICALS, INC.

EVENT:	CONFERENCE CALL

TOPIC:	AGREEMENT WITH FDA ON INCREASED ENROLLMENT IN PHASE III CLINICAL TRIAL OF OMIGARD

DATE:	MONDAY, JULY 30, 2007

TIME:	9:00 AM ET

SPEAKERS:	THEODORE R. SCHROEDER PRESIDENT & CHIEF EXECUTIVE OFFICER

WILLIAM R. LARUE SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER

JAMES B. BREITMEYER, M.D. EXECUTIVE VICE PRESIDENT, DEVELOPMENT & CHIEF MEDICAL OFFICER

SOURCE:	WEBCAST

LENGTH:	11 MINUTES
MANAGEMENT DISCUSSION
OPERATOR: Good morning, and welcome to the Cadence Pharmaceutical Conference Call.
At this time I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company we will open the conference up for questions and answers after the presentation. Should you

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have any problems during the call, please press star 0 for the conference call operator. Our first speaker is Bill LaRue, Senior Vice President and Chief Financial Officer of Cadence Pharmaceuticals. Go ahead, Bill.
William L. LaRue, Senior Vice President and Chief Financial Officer
Good morning. Before we get started, I would like to remind everyone that statements made during this conference call that are not a description of historical facts are forward-looking statements. For example, statements about our expectations, beliefs, plans, objectives, assumptions, or future events or performance are not historical facts and are all forward-looking statements. Such forward-looking statements, which may be identified by the use of words or phrases such as “believe,” “may,” “anticipate,” or “expect” and “other risks,” are based upon our current expectations, but do not represent historical fact. You can also find detailed risk factors in our Securities and Exchange Commission filings. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update the information presented in this conference call to reflect events or circumstances after the date hereof. This caution is made under

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the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
This morning we issued a press release announcing our agreement with the FDA to increase the number of patients in the Omigard Phase III clinical trial. If anyone has not seen that news release, you can access it on our website at www.cadencepharm.com. Additionally, this conference call is being webcast through the company’s website and will be archived there for future reference.
On the call with me today is Ted Schroeder, our President and CEO. Dr. Jim Breitmeyer, Cadence’s Executive Vice President of Development and Chief Medical Officer, is also here and available to answer questions later in the call.
I will now turn the call over to Ted.
Theodore R. Schroeder, President and Chief Executive Officer
Thank you, Bill, and good morning, everyone. Thank you for joining us today to discuss FDA’s agreement with Cadence’s plan to increase patient enrollment in our ongoing Phase III clinical trial of Omigard from our original target of 1,250 patients to 1,850. As you know, we are evaluating Omigard, a topical

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antimicrobial, for the prevention of catheter-related infections in the hospital setting in a study called the Central Line Infection Reduction Study, or CLIRS.
In late April we announced our intent to propose to the FDA a sample size increase in the CLIRS trial to maintain the statistical power of the study following a reanalysis of data from the initial Phase III trial. Since the CLIRS trial is being conducted under a Special Protocol Assessment with the FDA, we had to obtain the FDA’s concurrence with our proposal to increase the number of enrolled patients.
The reanalysis was performed as part of our standard procedure for analyzing previously collected data to prepare a final report of the study for a New Drug Application. Our reanalysis used a stricter definition of “local catheter site infections” and indicated a statistically significant reduction of local catheter site infections of 42 percent as compared to the approximately 49 percent reduction in the previous analysis initially conducted by our licensor.
The apparent decrease in the treatment effect in the prior study prompted us to review the statistical design of the CLIRS trial. Based on the statistical review, we believe that adding 600

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patients to the total enrollment is prudent in order to maintain the statistical power of the study and will allow us a better opportunity to achieve a positive final result.
We are pleased to report that the FDA has concurred with our proposal, and we now anticipate that we will complete enrollment of our new goal of 1,850 patients in the second quarter of 2008, versus our original enrollment completion estimate of the second half of 2007. If the results of this study are positive, we expect to submit a New Drug Application for Omigard in the first half of 2009.
In order to offset the extended duration of the trial, we have focused significant efforts over the past several months on accelerating the enrollment of patients in the CLIRS trial. We are also pleased to report that we completed the enrollment of the original target of 1,250 patients in June, a full two months ahead of schedule.
I would like to take this opportunity to thank the clinicians and support staff at our Omigard clinical sites, as well as our internal project management team, for their dedicated effort and commitment, which helped make this achievement possible. Reaching our original patient enrollment goal ahead of plan also

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supports our belief that there is a substantial unmet medical need for Omigard as hospitals seek new ways to prevent local catheter site infections.
The estimated 325,000 annual catheter-related bloodstream infections in the U.S. result in an alarming 40,000 to 80,000 deaths annually, a mortality rate similar to that of prostate cancer. Infections also lead to extended hospital stays and millions of dollars in extra costs for hospitals. We believe that there is an urgent need to improve on the current standard of care in addressing this problem.
With that, I would like to turn the call over to our Chief Financial Officer, Bill LaRue, to discuss the anticipated financial impact of the increased patient enrollment on Cadence’s operating results. Bill.
William L. LaRue, Senior Vice President and Chief Financial Officer
Thank you, Ted. As a result of the increased Omigard trial enrollment from 1,250 to 1,850 patients, and additional development expenditures associated with the Omigard program, we expect our total operating expenses for the full year 2007 to range from $57 million to $60 million, including an estimated $4 to $5 million in non-cash, stock-based compensation expenses.

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This compares to our previous operating guidance of $49 million to $53 million. We anticipate that our cash at the end of 2007 will be in the $35 million to $38 million range. As of the end of the first quarter we held cash and cash equivalents of $77.4 million.
I will now turn the call back over to Ted for final comments.
Theodore R. Schroeder, President and Chief Executive Officer
Thanks, Bill. Before we open the call to questions, I’d like to take this opportunity to also mention that, on July 18, 2007, we signed a development and supply agreement with Baxter Healthcare Corporation for the completion of pre-commercialization manufacturing development activities and the manufacture of commercial supplies of finished drug product for our other late-stage clinical product candidate, intravenous acetaminophen, or IV APAP. As you know, we are currently conducting a Phase III clinical trial of IV APAP for the treatment of post-operative pain following gynecological surgery, and we plan to conduct six additional clinical trials of IV APAP to support the filing of an NDA for IV APAP for the treatment of acute pain and fever in adults and children. We plan to announce the results of our IV

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acetaminophen trials in the first half of 2008 and to submit the NDA package in the second half of 2008.
In closing, we are very pleased with our progress and the rate of patient enrollment in both of our clinical programs. With that, I will turn the call back to the operator to open the lines for questions.
QUESTION AND ANSWER
OPERATOR: Thank you, Mr. Schroeder. The question-and-answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star and the number 1 on your pushbutton telephone. If you wish to withdraw your question, please press star and the number 2. Your questions will be taken in the order they are received.
Please stand by for your first question. First question comes from Greg Fraser with Merrill Lynch.
GREG FRASER: Good morning, guys.
THEODORE SCHROEDER: Good morning, Greg.

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GREG FRASER: Are you still adding trial sites for Omigard? Or do you believe that the additional patients can be enrolled at the existing sites?
JAMES BREITMEYER: This is Jim Breitmeyer, Greg. We are adding trial sites. We have just lined up some additional U.S. investigators, and we have added Germany as a third European country to augment enrollment from Spain and France. And we expect the first German patient to enroll in the next few weeks.
GREG FRASER: Okay. And other than the number of patients, were there any other changes made to the protocol?
JAMES BREITMEYER: Some very minor technical changes that have to do with the analysis of data after the study is over.
GREG FRASER: So that there is nothing that was done that would cause any problems for the patients that have already completed the study?
JAMES BREITMEYER: No. We believe that the existing patients are completely evaluable under the new – under the amended protocol.
GREG FRASER: Okay, thank you.

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OPERATOR: As a reminder, ladies and gentlemen, if you do have a question, please press “star 1” on your pushbutton telephone at this time.
THEODORE SCHROEDER: Operator, any addition questions?
OPERATOR: At this time there are no further questions, so I’ll turn the conference back to Mr. Schroeder to conclude.
Theodore R. Schroeder, President and Chief Executive Officer
Well, thank you, everyone, for joining us today. And this concludes our call for today. Thank you.
OPERATOR: Ladies and gentlemen, this concludes our conference call for today. All parties may now disconnect.
PRESS RELEASE:
http://cadx.client.shareholder.com/releasedetail.cfm?ReleaseID=257042
END AUDIO
ELAINE FARRIS • TRANSCRIBED 07/30/07 • 760-248-2070